Talbot announces Syndicate 1183’s Results, Forecasts and increase in Stamp Capacity.

Talbot Underwriting Ltd. (“Talbot”) announces Syndicate 1183’s results for the year ended 31st December, 2008, revised forecasts for the open years of account and an increase in stamp capacity for 2009.

Highlights of the 2008 Annual Results for Syndicate 1183 (UK GAAP)

•	2006 Lloyd’s year of account closes at 32.2% profit on stamp capacity

•	Net UK GAAP profit of £41.6m (2007: £75.0m)

•	Investment income up from £18.5m to £25.9m on higher returns and strong cash flow

•	Gross written premiums of £383m up 11.4% compared with 2007 (6% at constant rates of exchange)

•	Net earned premiums up 10.8% to £323.5m from £291.9m

•	Claims ratio of 59.3% includes cost of Hurricane Ike (£24m) together with £30m prior accident year release (2007: £25m)

•	Successful establishment of Onshore Energy and Construction accounts, Singapore and Italy operations and group Managing General Agencies operating out of Miami and New York

Note that Talbot Holdings Ltd. is a wholly owned subsidiary of Validus Holdings, Ltd. (“Validus”) and has reported its results on a US GAAP basis as part of the consolidated results of Validus and such results can be obtained in the Annual Report on Form 10-K filed by Validus with the U.S. Securities and Exchange Commission.

Annual accounting results of Syndicate 1183 for year ended 31st December, 2008 (under UK GAAP)

	2008		2007
	£	m	£	m

Gross written premiums		383.2		343.9
Net earned premiums		323.5		291.9
Syndicate profit		41.6		75.0
Cash and investments at year end		557.0		414.3
Claims ratio		59.3%		43.5%
Expense ratio		35.7%		37.0%
Combined ratio		95.0%		80.5%

Results and forecast results for the 2006, 2007 and 2008 year of accounts
(Lloyd’s three year basis of accounting)

	2006	2007	2008
	(Final result)	(Open year forecast)	(Open year forecast)
	£ m	£ m	£ m
Capacity	307.0	325.0	325.0
Profit	99.0	39.5	9.7
Funds at Lloyd’s (“FAL”)	186.5	185.1	220.0
Profit as a % of capacity	32.2	12.1	3.0
Profit as a % of FAL	53.1	21.3	4.4

Commenting on the results and current market conditions, Rupert Atkin, Chief Executive of Talbot said:

“The 2006 year of account was one of those rare years where strong pricing following a year of hurricane losses, coupled with a low frequency and severity of loss in the ensuing year, has produced a return on capital held at Lloyd’s of greater than 50% and a profit on stamp capacity of 32.2%”

“We are also forecasting a strong result for the 2007 year of account.  The 2008 year of account and our 2008 GAAP result have been impacted by Ike and the financial crisis, as well as a higher frequency of loss. The forecast cost of Ike at the forecast rate of exchange to the 2008 year of account is £25.9m which represents (after adjusting for profit commission) a reduction of 9.7% of profit as a percentage of stamp capacity and 14.4% as a percentage of FAL. I am hopeful that the forecast will improve as the year earns out.

“The Group also made significant strategic advances in 2008 with the launch of offices in New York, Miami, Singapore, and Italy and the addition of new Onshore Energy and Construction teams. With the 23% increase in stamp capacity for 2009 to £400m, planned gross premium income of £375.2m and strengthening ratings within sixteen of our eighteen business classes, we believe we are well placed to continue our contribution to the Validus group.”

Enquiries:

Talbot
Rupert Atkin, Chief Executive	02075503500
College Hill
Roddy Watt	02074572020

Notes to editors:

Talbot
Talbot Holdings Ltd was established in November 2001 through a management buyout led by Michael Carpenter and Rupert Atkin. It was acquired by Bermuda-based Validus Holdings, Ltd. (NYSE: VR) in July 2007.
Syndicate 1183 focuses on underwriting a number of specialty risks, with particularly strong franchises in marine and energy lines, war, construction, terrorism and political risks, direct property, financial institutions, contingency, accident & health, bloodstock & livestock and treaty underwriting. Syndicate 1183 has capacity of £400 million for the 2009 year of account.
The group also owns Underwriting Risk Services Ltd, a specialist worldwide multi-line underwriting agency.

www.talbotuw.com

Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183. For more information about (NYSE: VR) Validus Holdings, Ltd., visit our website at www.validusre.bm.

Cautionary Note Regarding Forward-Looking Statements

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, additionally, you should not place undue reliance on any such statements. This release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) our limited operating history; 6) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of other businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein or elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission, as well as management’s response to any of the aforementioned factors. Any forward-looking statements made in this release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.